Exhibit 99.1


                               [eAUTOCLAIMS logo]


                           WARRANT EXERCISE TERM SHEET

                                eAutoclaims, Inc.

Issuer:                   eAutoclaims, Inc. a Nevada corporation (the "Company")

Eligible Participants:    Existing holders of warrants to purchase eAutoclaims
                          Common Stock. Cashless exercise is not permitted.

The Program:               Level 1: Each warrant holder that agrees to exercise
                           outstanding $0.16 to $0.30 warrants during the program timeframe will be granted a new $0.30 warrant at a ratio of 3 new warrants granted for every 5 warrants exercised. A minimum of 50,000 currently held warrants must be exercised.

                           Level 2: Each warrant holder that agrees to exercise ALL of their outstanding $0.16 to $0.30 warrants (a minimum of 1,000,000) during the program timeframe will be granted a new $0.30 warrant at a ratio of 4 new warrants granted for every 5 warrants exercised.

Program Timeframe:         The program will begin on March 6, 2006 and will
                           terminate on March 15, 2006. Cash for warrants exercised must be received by the Company no later than March 17, 2006. The Company reserves the right to cancel this offer without notice. Any Investor funds received by the Company will be considered binding on the part of the Company.

New Warrants:              The new warrants have an exercise price of $0.30 for
                           a period of three years, callable by the Company if the closing price of the stock is at or above $0.62 for ten consecutive trading days.

                           NOTE THAT THESE NEW WARRANTS OFFER AN ADDITIONAL TIME FRAME TO THE $0.16 WARRANTS THAT ARE SCHEDULED TO EXPIRE IN APPROXIMATELY ONE YEAR. _______ Initials

Registration Rights:       The Company shall prepare, and as soon as
                           practicable, but in no event later than 60 days from the program termination date, file with the SEC a Registration Statement covering the shares underlying the new warrants issued.



-------------------------------              ---------------------------------
                           Date                     eAutoclaims, Inc










Notice of Intent to Exercise:

The undersigned hereby elects to purchase_________________ shares (at $______ per share) of the Common Stock of eAutoclaims, Inc pursuant to the terms of the Warrant Exercise Term Sheet as described above. I understand additional documentation and payment instructions will be forwarded to me upon receipt of this executed term sheet by the Company.


Date                                        Signature
    --------------------------                       -------------------------

Please fax back this signature page and the initialed first page to the number below, Attn: _______________________



                              110 Douglas Road East
                                Oldsmar, FL 34677
              800-621-1804 * 813-749-1020 * 813-749-1040 Facsimile